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          IMPERIAL HOLLY CORPORATION COMPLETES THE ACQUISITION OF THE
                            SPRECKELS SUGAR COMPANY

    Sugar Land, Texas - April 22, 1996 - Imperial Holly Corporation (AMEX: IHK) today announced that it had completed the acquisition of the Spreckels Sugar Company.

    Imperial Holly Corporation's Holly Sugar Corporation subsidiary also announced the closing of its Hamilton City, California factory which will take place following completion of the spring processing campaign. Spreckels Sugar Company's Manteca, California factory, which was not included in the acquisition, was closed in March, 1996.

    "The beet sugar industry in northern California has been depressed for several years, and acreage planted in sugar beets has declined significantly, resulting in insufficient beet supplies to run Spreckels' and our Holly factories at efficient and profitable levels," stated James C. Kempner, President and Chief Executive Officer of Imperial Holly. "The rationalization of the industry in northern California through the merger of Spreckels' and Holly's operations and the closure of the two factories, should once again restore operations there to profitability. Sugar beet growers and refined sugar customers should also benefit - the growers through more efficient beet transportation, better harvest schedules and lower marketing expenses, and the customers through higher service levels and more assured supplies," Kempner went on to say.

    The purchase price, which is subject to downward post-closing reductions, consists of $28,000,000 cash, based on Spreckels Sugar Company's net working capital at December 31, 1995, plus an additional $15,000,000 cash based on net cash flow through the closing date. The increase in total purchase price from the amount original estimated is largely due to seasonal reductions in current liabilities and increases in certain current assets during the period. The total final purchase consideration, which includes liabilities assumed in addition to the cash payment, approximates the original estimated total consideration.